Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-11 of our report dated June 18, 2010 relating to the combined financial statements and financial statement schedules of CS Properties (the “Company”) for the years ended December 31, 2009 and 2008 (which report expresses an unqualified opinion with explanatory paragraphs concerning substantial doubt about the Company’s ability to continue as a going concern and a change in reporting entity), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

June 18, 2010